Exhibit 99.01

FOR IMMEDIATE RELEASE	www.quintiles.com

CONTACT:	Dick Jones, Media Relations, media.info@quintiles.com
919 998 2091
Greg Connors, Investor Relations, invest@quintiles.com
919 998 2000

QUINTILES, APTUIT TO FORM STRATEGIC ALLIANCE
FOR EARLY DRUG DEVELOPMENT

•	Aptuit to acquire Preclinical, Pharmaceutical Sciences and Clinical Supplies units

•	Companies to enter commercial agreement

RESEARCH TRIANGLE PARK, N.C. – July 19, 2005 – Quintiles Transnational Corp., the world’s leading pharmaceutical services organization, announced today that it has signed an agreement with Aptuit Inc., an emerging company focused on streamlining and supporting the early drug development process, to enter a strategic partnership. Aptuit will acquire three Quintiles business units – Preclinical Services, Pharmaceutical Sciences and Clinical Trial Supplies – for approximately $125 million, and the two companies will sign a two-year commercial agreement.

“This is a winning, strategic move for Quintiles that we believe will benefit our customers,” said Dennis Gillings, CBE, Chairman and CEO of Quintiles. “The commercial agreement will enable Quintiles to continue to make early development services available through the alliance while we grow internally to meet the increasing demand for our services in clinical trials and commercial partnerships.

“With this agreement, we enhance our already strong cash position, which is important for many of our partnering solutions. We can also bring greater focus to our clinical services and clinical support services, such as our global laboratory network.”

The Quintiles units provide services to 19 of the top 20 drug companies worldwide, as well as many of the emerging biotechnology and small to mid-sized pharmaceutical companies worldwide. The transaction also marks a significant step forward in Aptuit’s strategy to build a world-class drug development services company, focused on early stage development, through acquisition and investments in talent, technologies and infrastructure. Aptuit plans to provide customers in the biotechnology and pharmaceutical sectors with a suite of early development services and competencies designed to accelerate and enhance the probability of success for new drugs in development.

“As an integrated organization, these three business units constitute a premier business that will form the foundation for our drug development services offerings,” said Michael Griffith, CEO of Aptuit. “We gain an industry-leading team with the right expertise for our business model, a world-class customer base, GMP/GLP facilities, and a range of technologies to support and help drive drug development. From a technical and operational standpoint, we aim to make the transition to Aptuit virtually seamless to employees and customers.”

The three Quintiles business units employ about 1,400 people, primarily in Kansas City, Mo.; Mt. Laurel, N.J.; Edinburgh, Scotland; and Singapore. Aptuit plans to reorganize the units into three global business lines: Preclinical Technologies, Pharmaceutical Sciences and Packaging & Logistics.

Aptuit, which is backed by the private equity firm Welsh, Carson, Anderson & Stowe, intends to invest up to $50 million in the business units over the next three years to enhance operations and expand its service portfolio. Once the acquisition is completed, a management team will be named. The agreement relating to the purchase of Quintiles’ business units is subject to satisfaction of customary contractual conditions and regulatory requirements. Closing is anticipated to occur during the third quarter of 2005.

About Quintiles

Quintiles’ Product Development, Commercialization and PharmaBio Development divisions help improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles has about 17,000 employees in offices in 50 countries and is the world’s leading pharmaceutical services organization. For more information visit the company’s Web site at www.quintiles.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, the inability of the parties to satisfy all of the conditions to closing, the possibility of delays in obtaining or the failure to receive required regulatory approvals, the possibility that the transaction might otherwise be delayed or fail to close, and the ability to operate successfully in the alliance. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the Securities and Exchange Commission, including but not limited to its annual report on Form 10-K, its quarterly report on Form 10-Q and its current reports on Form 8-K.

# # #